EXHIBIT 10.24

EXECUTIVE RETIREMENT PLAN

OF

HERITAGE BANK

AMENDMENT AND RESTATEMENT

HERITAGE BANK hereby adopts this amendment and restatement of the Heritage Bank Executive Retirement Plan (the “Plan”) effective as of the 16th day of August, 2006 (the “Amendment and Restatement Date”). The Bank intends to provide, under this Plan, certain of its key management employees with benefits upon retirement, death, disability or other termination of employment, for the purpose of promoting in its key management employees the strongest interest in the successful operation of the Bank and to induce such employees to remain in the employ of the Bank

ARTICLE I

Definitions

1.01 Administrative Committee shall mean the committee appointed pursuant to Article VI of the Plan.

1.02 Adoption Agreement shall mean an application for participation in the Plan, execution of which by an eligible employee is required under Article II for Plan participation.

1.03 Beneficiary shall mean any person, persons or entities designated by a Participant to receive benefits hereunder upon the death of such Participant.

1.04 Change in Control Event shall mean the effective date of the first event to occur after the Amendment and Restatement Date that is:

(a) The acquisition by any Person of direct or indirect, legal or beneficial, ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then-outstanding shares of stock of Front Range Capital Corporation (the “Company”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors; or

(b) If at any time during any period of two consecutive years (not including any period prior to the Amendment and Restatement Date), individuals who at the beginning of such period constitute the Company’s Board of Directors (and any new director whose election by the Board or whose nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

(c) The approval by the stockholders of the Company of any merger or consolidation of the Company or Bank into or with another Person or other reorganization (other than a reorganization under the United States Bankruptcy Code) of the Company (other than a consolidation, merger, or reorganization in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding shares of the Company’s stock); or

(d) The sale to a Person by the Company of substantially all of its assets.

For the purposes of this Section 1.04, Person shall mean any individual, entity (including a bank holding company), or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act), but shall not include the Bank or the Company or any employee benefit plan (or related trust) sponsored or maintained by either, or any corporation, partnership, limited liability company, or national banking association owned or controlled by the Company and/or the Bank.

For the purposes of this Section 1.04, Exchange Act shall mean the Securities Exchange Act of 1934, as amended or revised from time to time.

1.05 Disability shall mean a Participant shall be considered disabled if: (a) such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) if such Participant is, by reason of any medical determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

1.06 Selected Employees shall mean all key employees of the Bank who are designated as Selected Employees by the Administrative Committee. A person designated as a Selected Employee shall remain so until such designation is revoked by the Administrative Committee, in its sole discretion.

1.07 Normal Retirement Age shall mean age 65.

1.08 Normal Retirement Date shall mean retirement from service with the Bank which becomes effective on the first day of the calendar month following the month in which a Participant attains the normal retirement age or such later date as the Participant actually retires.

1.09 Participant shall mean a Selected Employee of the Bank who has completed an Adoption Agreement.

1.10 Plan Year shall mean the twelve-month period on which the Plan records are kept, which shall begin on January 1 of one year and end on December 31 of the same year.

1.11 Service shall mean the period of time from the date of employment by the Bank to the date of Termination of Employment with the Bank.

1.12 Termination of Employment shall mean the Participant’s ceasing to be employed by the Bank for any reason whatsoever, voluntary or involuntary, including by reason of death or Disability. For the purposes of this Section 1.12, Bank shall include any other corporation that is considered a member of the controlled group of corporations that includes the Bank and any other entity that is considered under common control with the Bank, as provided respectively by sections 414(b) and (c) of the Internal Revenue Code.

1.13 Termination of Employment With Cause. Termination of Employment with cause (“Cause”) shall mean the Bank may terminate employment of a Participant for the following reasons:

(a) Engaging in willful misconduct that is materially injurious to Bank;

(b) Embezzlement or misappropriation of funds or property of Bank by a Participant or the conviction of a Participant of a felony or the entrance of a plea of guilty by a Participant to a felony:

(c) Failure or refusal by a Participant to devote his or her full business time and attention to the performance of his or her duties and responsibilities if such breach has not been cured by such Participant within thirty (30) days after notice has been given to Participant; and

(d) Any Federal or state statutes or regulations which require Bank, upon direction of the appropriate regulatory agency, to prohibit employment of a Participant in the business of banking or to require Bank to file a suspicious activities report because such Participant has been convicted of or suspected of a crime involving fraud, dishonesty, moral turpitude or breach of trust.

A Participant shall not be deemed to have been terminated for Cause unless Bank shall have given Participant a written notice setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination for Cause; a reasonable opportunity for Participant, together with his or her counsel, to be heard before the Administrative Committee of the Plan; and a notice of termination stating that, in the good faith judgment of the Administrative Committee, the Participant was guilty of conduct set forth in the written notice.

1.14 Termination of Employment Without Cause shall mean Termination of Employment for all reasons except Termination of Employment with Cause.

1.15 Year of Service shall mean a twelve (12) consecutive month period beginning on a Participant’s date of employment with the Bank and each anniversary thereof during which the Participant is employed on a full-time basis by the Bank, including Years of Service prior to the adoption of this Plan. A Participant with a Disability shall be considered to be employed on a full-time basis by Bank for purposes of computing Years of Service until the earlier of the date he or she attains Normal Retirement Age or his or her death.

ARTICLE II

Eligibility and Participation

2.01 Participation. From time to time the Administrative Committee, in its sole discretion, may designate those Selected Employees to whom the opportunity to participate in this Plan shall be extended. Participants covered under this Plan are considered a select group of management or highly compensated employees.

2.02 Enrollment Requirements. Employees who have been selected by the Administrative Committee to participate in this Plan shall enroll in the Plan by (a) entering into an Adoption Agreement with the Bank, which shall specify the amount and type of benefit under this Plan that will be provided for such employee, and (b) completing such other forms and furnishing such other information as the Bank may reasonably require.

2.03 Enrollment Time Period. An employee must execute the Adoption Agreement within thirty (30) days after the Plan’s adoption by the Bank or within thirty (30) days after the employee has been selected to participate in the Plan. Otherwise, the Adoption Agreement must be executed before the first day of the Plan Year in which the Agreement is to be effective.

ARTICLE III

Contributions

3.01 Bank Contributions. All benefits payable under this Plan shall be paid as they become due and payable by the Bank out of its general assets. In the event the Bank, in its sole discretion, decides to fund all or any part of the benefits payable under this Plan with contributions to a separate fund, the Bank shall maintain separate accounts for each Participant to which such contributions are allocated. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of the Participants or create any fiduciary relationship between the Bank and the Participants or their Beneficiaries. To the extent that any person acquires a right to receive benefits under this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Bank.

3.02 Life Insurance and Funding. The Bank’s obligation under this Plan shall be an unfunded and unsecured promise to pay. The Bank shall not be required to fund its obligations, but the Bank in its sole discretion may apply for and own for its own benefit, insurance on the life of a Participant in such amounts and in such forms as the Bank may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Bank shall submit to medical examinations and shall accurately and truthfully supply such information and execute such documents as may be required by the insurance company or companies to whom the Bank has applied for insurance. The Bank shall be under no obligation to provide the benefits in Article IV and/or Article V of this Plan if the Participant fails to comply with these provisions. Any insurance policy acquired by or held by the Bank in connection with the liabilities assumed by it pursuant to the Plan shall not be deemed to be held under any trust for the benefit of the Participant, the Participant’s Beneficiary or estate, or to be security for the performance of the obligations of the Bank but shall be, and remain, a general, unpledged and unrestricted asset of the Bank.

ARTICLE IV

Supplemental Retirement Income Benefits

4.01 Benefits Upon Normal Retirement. Upon a Participant’s Termination of Employment on or after attaining Normal Retirement Age, the Bank shall pay to the Participant the compensation specified in the Adoption Agreement, as compensation for services rendered prior to his or her Normal Retirement Date.

4.02 Benefits Upon Disability. Upon a Participant’s Termination of Employment prior to Normal Retirement Age due to Disability, the Bank shall pay a Disability benefit to the Participant as specified in the Adoption Agreement.

4.03 Benefits Upon Other Termination of Employment. Upon a Participant’s Termination of Employment for reasons other than Normal Retirement and Disability, the Participant shall be paid benefits as specified in the Adoption Agreement.

4.04 Benefits Payable Upon Termination of Employment With Cause. Upon a Participant’s Termination of Employment with Cause, no benefit shall be payable under this Plan.

4.05 Benefits Payable On or After a Change in Control Event. If a Participant’s Termination of Employment Without Cause occurs on or after a Change in Control Event (including a Termination of Employment by death), that Termination of Employment shall be treated as a Termination of Employment on or after attaining Normal Retirement Age (as provided in Section 4.01). Subject to the provisions of Section 7.03, the monthly payments payable as specified in the Adoption Agreement upon the Participant’s Termination of Employment on or after attaining Normal Retirement Age shall commence on the Bank’s second payroll date following the date of the Participant’s Termination of Employment or, if later, on January 2, 2007; shall be 100% nonforfeitable; and in the event of the Participant’s death, shall be payable to the Participant’s Beneficiary as provided in Section 5.02 and without regard to Section 5.01, regardless of when his or her death occurs.

ARTICLE V

Survivorship

5.01 Survivor Benefits Prior to Commencement of Normal Retirement Benefits. If a Participant dies prior to commencement of the normal retirement benefit payments under the Plan, the Participant’s spouse, or other Beneficiary, duly designated hereunder shall be entitled to certain survivor benefits provided such benefits are specified in the Adoption Agreement.

5.02 Survivor Benefits After Commencement of Normal Retirement Benefits. If a Participant dies after normal retirement benefit payments have commenced, but prior to receiving all of the scheduled monthly payments, the Bank shall pay benefits to the Participant’s Beneficiary as specified in the Adoption Agreement.

5.03 Survivor Benefits - Suicide Exclusion. No survivor benefits shall be paid under this Plan if a Participant dies of injuries self-inflicted within one (1) year of the date when the Selected Employee was designated a Plan Participant by the Bank.

5.04 Recipients of Payments: Designation of Beneficiary. All payments to be made by the Bank shall be made to the Participant, if living. In the event of a Participant’s death prior to the receipt of all benefit payments, all subsequent payments to be made under the Plan shall be to the Beneficiary or Beneficiaries of the Participant. Each Participant shall file with the Bank a designation of beneficiary and contingent beneficiary to whom the Participant’s interest under the Plan shall be paid in the event of his or her death. The initial designation of beneficiary shall be made on the form attached to the Participant’s Adoption Agreement. Such designation may be changed by the Participant at any time and without the consent of any previously designated Beneficiary. In the absence of an effective Beneficiary designation as to any portion of a Participant’s interest under the Plan, such amount shall be paid to the Participant’s personal representative, but if the Bank believes that none has been appointed within six months after the Participant’s death, the Bank may direct that such amount shall not be paid until a personal representative has been appointed or may direct that such amount be paid to the Participant’s surviving spouse, or if there is none, to the Participant’s surviving children and issue of deceased children by right of representation, or there be none, the Participant’s surviving parents and if none, according to the laws of descent and distribution of the State of Colorado.

ARTICLE VI

Administration

6.01 Administrative Committee. The Plan shall be administered by the Administrative Committee in accordance with its terms and purposes. The Board of Directors of the Bank shall appoint the Administrative Committee, which shall consist of three (3) or more persons to act on behalf of the Bank. Interpretation by the Administrative Committee shall be final and binding upon a Participant. The Administrative Committee shall select the participating Selected Employees and determine the assumptions to be used in computing benefits under the Plan. The Administrative Committee may adopt rules and regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

6.2 Claims Procedure.

(a) All claims shall be filed in writing by the Participant, his or her Beneficiary or the authorized representative of the claimant, by completing such procedures as the Administrative Committee shall require. Such procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information.

(b) If a claim is denied, notice of denial shall be furnished by the Administrative Committee to the claimant within ninety (90) days after the receipt of the claim by the Administrative Committee, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the Participant or Beneficiary and the extension shall not exceed ninety (90) days.

(c) The Administrative Committee shall provide adequate notice, in writing, to any claimant whose claim has been denied, setting forth the specific reasons for such denial, specific reference to pertinent Plan provisions, a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary, all written in a manner calculated to be understood by the claimant. Such notice shall include appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review. The claimant or the claimant’s authorized representative must request such review within the reasonable period of time prescribed by the Administrative Committee. In no event shall such period of time be less than 60 days. A decision on review shall be made not later than 60 days after the Bank’s receipt of the request for review. If special circumstances require a further extension of time for processing a decision shall be rendered not later than 120 days following the Bank’s receipt of the request for review. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision on review shall be furnished to the claimant. Such decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

ARTICLE VII

Miscellaneous

7.01 Employment Not Guaranteed by Plan. Neither the Plan nor any action taken hereunder shall be construed as giving a Participant the right to be retained as a Selected Employee or as an employee of the Bank for any period.

7.02 Amendment and Termination. The Board of Directors of the Bank may, at any time, amend or terminate the Plan; provided that the Board may not reduce or modify any benefit being paid to a Participant or his or her Beneficiary as a result of the death or Retirement of such Participant prior to such amendment or termination and provided, further, that the Board may not reduce or modify any benefit after a Change in Control Event. Furthermore, the Board may not reduce or modify any vested benefits hereunder. Upon termination of the Plan, all benefits become 100% vested and shall be paid according to the terms of the Plan in effect immediately prior to its termination.

7.03 Compliance with Code Section 409A Requirements. This Plan is intended to comply with section 409A of the Internal Revenue Code or “Code” and all Treasury regulations and rulings thereunder. Notwithstanding any other provisions of the Plan and each Participant’s Adoption Agreement, this Plan and all distributions hereunder shall be interpreted and administered consistent with such Code section 409A requirements so that benefits under this Plan will not be subject to taxation under Code section 409A. Notwithstanding any provision to the contrary in this Plan or in any Adoption Agreement, any payment due under this Plan and a related Adoption Agreement to a “specified employee” as defined by Code section 409A(a)(2)(B)(i) (pertaining to payments to a key employee of a corporation whose stock is publicly traded on an established securities market or otherwise) shall be made on the later of the date that it is to be paid under this Plan without regard to this Section 7.03 or on the Bank’s first payroll date after the 6-month anniversary of the Employee’s last day of work with the Bank and any related organization due to his or her Termination of Employment Without Cause under the terms of this Plan other than by reason of his or her death or Disability. Any payment delayed by the provisions of this Section 7.03 shall be paid without interest.

7.04 Assignment of Benefits. No Participant (except as permitted by Section 5.04) or Beneficiary shall have the right to assign, transfer, hypothecate, encumber or anticipate his or her interest in any benefits under this Plan, nor shall the benefits under this Plan be subject to any legal process to levy upon or attach the benefits for payment of any claim against the Participant or his or her Beneficiary. In the event of any attempted assignment or transfer, the Bank shall have no further liability hereunder.

7.05 Disposition of Unclaimed Payments. Each Participant must file with the Bank from time to time in writing his or her post office address and each change of post office address. The communication, statement or notice addressed to a Participant at the last post office address filed with the Bank, or if no address is filed with the Bank, then at the last post office address as shown on the Bank records, will be binding upon Participant and his or her Beneficiaries for all purposes of the Plan. The Bank shall not be required to search for or locate a Participant or his or her Beneficiary.

7.06 Taxes. The Bank shall deduct from all payments made hereunder all applicable federal or state taxes or other amounts that are required by law, governmental regulation or ruling to be withheld from such payments. The Bank shall also withdraw from each Participant’s compensation while employed by the Bank, the Participant’s liability with respect to FICA and Medicare taxes relating to benefit accruals under the Plan. If any federal or state taxes or other amounts are due with respect to any benefit earned by the Participant prior to the time of the benefit payment under this Plan, the Bank shall withhold from any other compensation or payment due to the Participant all federal or state taxes or other amounts required to withheld.

7.07 Governing Law. This Plan is intended to constitute an unfunded Plan for a select group of management or highly compensated employees and rights hereunder shall be governed by the laws of the State of Colorado.

7.08 Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Administrative Committee shall be made in writing and in such form as the Administrative Committee shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to the Bank’s offices at 390 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 or to such other address as the Administrative Committee shall have furnished in writing to the Participant.

7.09 Severability. The invalidity of any portion of this Plan shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.

7.10 Binding Agreement. The provisions of this Plan shall be binding upon the Bank, its successors and assigns, including but not limited to any successor of the Bank upon and after an Change in Control Event, and upon each Participant and his or her Beneficiaries.

ADOPTED pursuant to resolution of the Board of Directors of the Bank on the 16th day of August, 2006.

BANK:

Heritage Bank

	By:	/s/ William A. Mitchell, Jr.
William A. Mitchell, Jr.
ATTEST:		President

/s/ W. Bruce Joss
W. Bruce Joss
Secretary